UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SORRENTO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0344842
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6042 Cornerstone Ct. West, Suite B San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock

(Title of class)

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A/A is being filed as a result of the reincorporation of QuikByte Software, Inc., a Colorado corporation (“QuikByte”), from Colorado to Delaware, and the change of QuikByte’s name to “Sorrento Therapeutics, Inc.” immediately following the reincorporation (the “Name Change”). The reincorporation was effected pursuant to a Plan of Conversion approved by the Board of Directors and the shareholders of QuikByte (the “Plan of Conversion”). The Plan of Conversion provides for, among other things, the conversion of QuikByte into the Registrant, a Delaware corporation (the “Conversion”).

As a result of the Conversion, which was consummated on December 4, 2009: (i) each share of common stock, no par value, of QuikByte (“QuikByte Common Stock”) issued and outstanding as of immediately prior to the Conversion automatically converted into one share of common stock of the Registrant, par value $0.0001 per share (“Registrant Common Stock”), provided that fractional shares of QuikByte Common Stock were automatically rounded up to the nearest whole share of Registrant Common Stock; (ii) each option and warrant to acquire shares of QuikByte Common Stock outstanding as of immediately prior to the Conversion was converted into and became an equivalent option and warrant, respectively, to acquire an equal number of shares of Registrant Common Stock (whether or not such option or warrant, as applicable, was then exercisable); (iii) the exercise price per share under each option and warrant to acquire QuikByte Common Stock outstanding as of the Conversion remained equal to the exercise price per share of such corresponding option and warrant to acquire Registrant Common Stock, respectively, as of immediately prior to the Conversion; and (iv) QuikByte’s other employee benefit arrangements outstanding as of immediately prior to the Conversion were assumed by the Registrant upon the terms and subject to the conditions specified in such arrangements.

Pursuant to the Plan of Conversion, QuikByte effected the reincorporation by filing a (i) certificate of conversion and a certificate of incorporation in the form attached to the Plan of Conversion (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware and (ii) statement of conversion with the Secretary of State of the State of Colorado. In connection with the Conversion, the Registrant adopted new bylaws in the form attached to the Plan of Conversion (the “Bylaws” and, together with the Certificate of Incorporation, the “Charter Documents”).

The Registrant effected the name change pursuant to a certificate of ownership and merger filed with the Secretary of State of the State of Delaware on December 4, 2009.

Prior to the effectiveness of the Conversion on December 4, 2009, QuikByte’s corporate affairs were governed by the corporate law of Colorado and the rights of QuikByte’s shareholders were subject to QuikByte’s articles of incorporation and bylaws. As a result of the Conversion, holders of QuikByte Common Stock as of immediately prior to the Conversion became holders of Registrant Common Stock as of the Conversion, and their rights became governed by the Delaware General Corporation Law and the Charter Documents.

In accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), upon the Conversion the shares of Registrant Common Stock were deemed to be registered under Section 12(g) of the Exchange Act as the successor to the QuikByte Common Stock. The Registrant, as successor issuer to QuikByte, hereby expressly adopts this Registration Statement on Form 8-A/A as its own for all purposes of the Exchange Act and, in accordance with the Charter Documents, the Registrant hereby amends the following items, exhibits and other portions of QuikByte’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 18, 2006 (the “Initial Registration Statement”), regarding the description of the Registrant’s capital stock as set forth herein. Upon the Conversion, the shares of Registrant Common Stock were quoted on the OTC Bulletin Board® (the “OTCBB”) under the symbol “QBSW”. The Registrant expects that the OTCBB will update the symbol to reflect the Name Change on or about December 13, 2009.

Effective as of the effectiveness of the Conversion on December 4, 2009, the Initial Registration Statement is amended and restated as follows:

Item 1.	Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.0001 par value per share, and 100,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Common Stock

As of December 4, 2009, there were 225,084,127 shares of our common stock issued and outstanding. The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders, including the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities to creditors and the liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate in the future. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Under our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix or alter the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon any wholly unissued series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and any liquidation preferences, and to establish from time to time the number of shares constituting any such series or any of them. The issuance of preferred stock may result in one or more of the following:

•	decreasing the market price of our common stock;

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our stockholders.

We have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions

Delaware Law

Delaware law regulates acquisitions of some Delaware corporations by prohibiting, with some exceptions, a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date a person becomes an interested stockholder, the board of directors of the corporation approved the business combination or the other transaction in which the person became an interested stockholder;

•

upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors or officers of the corporation and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation, other than the interested stockholder, authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding stock of the corporation not owned by the interested stockholder.

Under Delaware law, a “business combination” is defined to include any of the following:

•	any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the corporation’s assets involving the interested stockholder;

•	in general, any transaction that results in the issuance or transfer by the corporation of any of its stock of any class or series to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of its stock of any class or series owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Under Delaware law, an “interested stockholder” is defined as:

•	any person who owns 15% or more of a corporation’s outstanding voting stock;

•

any person associated or affiliated with the corporation, who owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s outstanding voting stock; or

•	the affiliates and associates of any such person.

These rules could depress our stock price and delay, discourage or prohibit transactions not approved in advance by our board of directors, such as takeover attempts that might result in a premium over the market price of our common stock.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, including, but not limited to the following:

•

our board of directors can issue up to 100,000,000 shares of preferred stock, with any rights, privileges or preferences, including the right to approve or not approve an acquisition or other change in control;

•

our certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent, except in the case of holders of preferred stock, if any, which are entitled to take action by written consent as provided in the applicable certificate of designation;

•

our bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing and also specify requirements as to the form and content of a stockholders’ notice. These provisions may delay or prohibit stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in management;

•

our certificate of incorporation and bylaws provide that special meetings of the stockholders may be called only by our board of directors upon a resolution adopted by a majority of the total number of authorized directors;

•

our certificate of incorporation and bylaws provide that, subject to the rights of the holders of outstanding series of preferred stock, if any, all vacancies, including newly created directorships, may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	our certificate of incorporation and bylaws provide that, subject to the rights of holders of preferred stock, if any, our board of directors may fix the number of directors by resolution;

•

our certificate of incorporation provides that, subject to the rights of holders of preferred stock, if any, our directors may be removed only for cause and only by vote of the holders of at least 67% of our outstanding voting stock; and

•

our certificate of incorporation does not provide for cumulative voting for directors, which may make it more difficult for stockholders who own an aggregate of less than a majority of our stock to elect any directors to our board.

These and other provisions contained in our certificate of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock. In addition to the approval of the holders of any particular class or series of the capital stock required by law, our certificate of incorporation or any shares of our preferred stock, our certificate of incorporation requires the affirmative vote of the holders of at least 67% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend or repeal any provision of the certificate of incorporation relating to the method by which stockholders may take action, calling special meetings of stockholders, filling board vacancies, removing directors for cause, amending the bylaws and personal liability of our directors. In addition to the approval of the holders of any particular class or series of the capital stock required by law, our bylaws or any shares of our preferred stock, our bylaws require the affirmative vote of the holders of at least 67% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend or repeal any provision of our bylaws.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

Our common stock is quoted on the OTC Bulletin Board® under the symbol “QBSW”.

The foregoing description of our common stock and preferred stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2009, and are hereby incorporated herein by reference.

Item 2.	Exhibits.

The following exhibits to this Registration Statement on Form 8-A/A are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

Exhibit No.	Description

2.1	Plan of Conversion, dated October 22, 2009 (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2009)

3.1	Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2009)

3.2	Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2009)

3.3	Certificate of Ownership and Merger of Registrant (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2009)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2009)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SORRENTO THERAPEUTICS, INC.

Date: December 7, 2009	By:	/s/ ANTONIUS SCHUH, PH.D.
Antonius Schuh, Ph.D.
Chairman of the Board and Chief Executive Officer